CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series B	$5,355,000.00	$496.41

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT
Dated September 30, 2021
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-253432
(To Prospectus dated February 24, 2021
and Product Supplement dated February 24, 2021)

UBS AG Phoenix Autocallable Notes

UBS AG $5,355,000 linked to the least performing of the common stock of Apple Inc. and the common stock of Bristol-Myers Squibb Company due January 5, 2023

Investment Description

UBS AG Phoenix Autocallable Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the least performing of the common stock of Apple Inc. and the common stock of Bristol-Myers Squibb Company (each an “underlying asset” and together the “underlying assets”). If the closing price of each underlying asset (in the case of any interest observation date other than the valuation date) or the arithmetic average of the closing price of each underlying asset on each of the averaging dates (the “final price”) (in the case of the valuation date) is equal to or greater than its interest barrier, UBS will pay a contingent interest payment on the related interest payment date. If the closing price of any underlying asset (in the case of any interest observation date other than the valuation date) or the arithmetic average of the closing price of any underlying asset on each of the averaging dates (its “final price”) (in the case of the valuation date) is less than its interest barrier, UBS will not pay you the contingent interest payment applicable to such interest observation date. UBS will automatically call the Notes early if the closing price of each underlying asset on any autocall observation date is equal to or greater than its initial price. The “initial price” of each underlying asset was determined by the calculation agent on the strike date and is not equal to the actual closing level of such underlying asset on the strike date. If the Notes are called, UBS will pay you the principal amount of your Notes on the first following interest payment date, plus any contingent interest payment otherwise due and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the final price of each underlying asset is equal to or greater than its trigger price, on the maturity date UBS will repay your principal amount per Note. If, however, the Notes are not called and the final price of any underlying asset is less than its trigger price, on the maturity date UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment. The “least performing underlying asset” is the underlying asset with the lowest underlying return as compared to any other underlying asset. Investing in the Notes involves significant risks. You will lose a significant portion or all of your initial investment if the Notes are not called and the final price of any underlying asset is less than its trigger price. You may receive few or no contingent interest payments during the term of the Notes. You will be exposed to the market risk of each underlying asset on each interest observation date (including the valuation date) and autocall observation date and any decline in the price of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of any other underlying asset. Higher contingent interest payments on a Note are generally associated with a greater risk of loss. Contingent interest payments should not be viewed as periodic interest payments. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Contingent Interest Payments — If the closing price of each underlying asset (in the case of any interest observation date other than the valuation date) or the final price of each underlying asset (in the case of the valuation date) is equal to or greater than its interest barrier, UBS will pay a contingent interest payment on the related interest payment date. If the closing price of any underlying asset (in the case of any interest observation date other than the valuation date) or the final price of any underlying asset (in the case of the valuation date) is less than its interest barrier, UBS will not pay you the contingent interest payment applicable to such interest observation date.
❑	Automatically Callable — If the closing price of each underlying asset on any autocall observation date is equal to or greater than its initial price, UBS will automatically call the Notes and pay you the principal amount of your Notes plus any contingent interest payment otherwise due. If the Notes are not called, investors will have the potential for downside market risk at maturity.
❑	Contingent Repayment of Principal Amount at Maturity — If the Notes have not been called and the final price of each underlying asset is equal to or greater than its trigger price, UBS will repay your principal amount per Note at maturity. If, however, the Notes have not been called the final price of any underlying asset is less than its trigger price, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment that is equal to the negative return of the least performing underlying asset over the term of the Notes and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Strike Date	September 30, 2021
Trade Date*	October 1, 2021
Settlement Date*	October 6, 2021
Interest Observation Dates**	See Page 4
Autocall Observation Dates**	See Page 4
Averaging Dates**	December 23, 2022, December 27, 2022, December 28, 2022, December 29, 2022 and December 30, 2022 (the “valuation date”)
Valuation Date**	December 30, 2022
Maturity Date**	January 5, 2023
*	We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
**	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes may have the same downside market risk as that of the least performing underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand, or are not comfortable with, the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The “initial price” of each underlying asset was determined by the calculation agent on the strike date and is not equal to the actual closing level of such underlying asset on the strike date or trade date. The remaining final terms were also set on the strike date. The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 minimum investment) and integral multiples of $1,000 in excess thereof.

Underlying Assets	Bloomberg Tickers	Contingent Interest Payment	Initial Prices*	Trigger Prices**	Interest Barriers**	CUSIP	ISIN
Common stock of Apple Inc.	AAPL	$6.8333	$142.2332	$85.34, which is 60.00% of its initial price	$85.34, which is 60.00% of its initial price	90279DKF2	US90279DKF23
Common stock of Bristol-Myers Squibb Company	BMY		$59.9438	$35.97, which is 60.00% of its initial price	$35.97, which is 60.00% of its initial price

* The calculation agent determined the initial price of each underlying asset on the strike date based on observed prices of such underlying asset at the time selected by J.P. Morgan Securities LLC as placement agent. The initial price of each underlying asset may be higher or lower than the closing price of such underlying asset on the strike date or trade date.

** The trigger price and interest barrier are subject to adjustments in the case of certain corporate events described in the accompanying product supplement under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset.”

The estimated initial value of the Notes as of the trade date is $987.20. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 7 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated February 24, 2021, the accompanying prospectus, dated February 24, 2021, and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the common stock of Apple Inc. and the common stock of Bristol-Myers Squibb Company	$5,355,000.00	$1,000.00	$26,775.00	$5.00	$5,328,225.00	$995.00
(1)	Certain fiduciary accounts may have agreed to pay a purchase price of $995.00 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, may have agreed to forgo any underwriting discount or fees.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents may have agreed to forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates equal to $5.00 per $1,000 principal amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.
J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for various securities we may offer, including the Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market-Linked Securities product supplement dated February 24, 2021: http://www.sec.gov/Archives/edgar/data/1114446/000091412121001042/ub55766407-424b2.htm
♦	Prospectus dated February 24, 2021: http://www.sec.gov/Archives/edgar/data/1114446/000119312521054082/d138688d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Phoenix Autocallable Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” mean the UBS product supplement, dated February 24, 2021, and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated February 24, 2021.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each interest observation date (including the valuation date) and autocall observation date, and that you may lose a significant portion or all of your initial investment if the final price of any underlying asset is less than its trigger price.
♦	You can tolerate the loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as that of an investment in the least performing underlying asset.
♦

You believe the closing price of each underlying asset (in the case of any interest observation date other than the valuation date) or the final price of each underlying asset (in the case of the valuation date) will be equal to or greater than its interest barrier on the specified observation dates (including the valuation date).

♦	You believe the final price of each underlying asset will be equal to or greater than its trigger price and, if the final price of any underlying asset is less than its trigger price, you can tolerate losing a significant portion or all of your principal amount at maturity.
♦	You are willing to invest in the Notes based on the contingent interest payment, trigger prices and interest barriers specified on the cover hereof.
♦	You understand and accept that you will not participate in any appreciation in the price of any of the underlying assets and that any potential positive return is limited to the contingent interest payments indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the underlying assets.
♦	You do not seek guaranteed current income from this investment and you are willing to forgo any dividends paid on the underlying assets.
♦	You are willing to invest in Notes that may be called prior to maturity and you are otherwise willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You understand and are willing to accept the risks associated with the underlying assets.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each interest observation date (including the valuation date) and autocall observation date, or that you may lose a significant portion or all of your initial investment if the final price of any underlying asset is less than its trigger price.
♦	You cannot tolerate the loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the same downside market risk as that of an investment in the least performing underlying asset.
♦

You believe the closing price of any underlying asset (in the case of any interest observation date other than the valuation date) or the final price of any underlying asset (in the case of the valuation date) will be less than its interest barrier on the specified observation dates (including the valuation date).

♦	You believe the final price of any underlying asset will be less than its trigger price, which could result in the loss of all or a significant portion of your initial investment.
♦	You are unwilling to invest in the Notes based on the contingent interest payment, trigger prices or interest barriers specified on the cover hereof.
♦	You cannot tolerate receiving less than your full principal amount at maturity.
♦	You seek an investment that participates in the appreciation in the prices of the underlying assets or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the underlying assets.
♦	You seek guaranteed current income from this investment or you prefer to receive the dividends paid on the underlying assets.
♦	You do not understand or are not willing to accept the risks associated with the underlying assets.
♦	You are unable or unwilling to hold Notes that may be called prior to maturity, or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors concerning the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

1

Final Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 15 months, unless called earlier.
Underlying Assets	The common stock of Apple Inc. and the common stock of Bristol-Myers Squibb Company.
Contingent Interest Payment

If the closing price of each underlying asset (in the case of any interest observation date other than the valuation date) or the final price of each underlying asset (in the case of the valuation date) is equal to or greater than its interest barrier, UBS will pay you the contingent interest payment applicable to such interest observation date on the relevant interest payment date.

If the closing price of any underlying asset (in the case of any interest observation date other than the valuation date) or the final price of any underlying asset (in the case of the valuation date) is less than its interest barrier, the contingent interest payment applicable to such interest observation date will not be payable and UBS will not make any payment to you on the relevant interest payment date.

The contingent interest payment is a fixed amount. Each contingent interest payment will be $6.8333 on any interest payment date on which the closing price of each underlying asset (in the case of any interest observation date other than the valuation date) or the final price of each underlying asset (in the case of the valuation date) is equal to or greater than its interest barrier.

Contingent interest payments on the Notes are not guaranteed. UBS will not pay you the contingent interest payment for any interest observation date on which the closing price of any underlying asset (in the case of any interest observation date other than the valuation date) or the final price of any underlying asset (in the case of the valuation date) is less than its interest barrier.

Automatic Call

The Notes will be called automatically if the closing price of each underlying asset on any autocall observation date is equal to or greater than its initial price.

If the Notes are called, UBS will pay you on the corresponding interest payment date (which will be the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent interest payment otherwise due. No further amounts will be owed to you under the Notes after the applicable call settlement date.

Payment at Maturity (per Note)

If the Notes are not called and the final price of each underlying asset is equal to or greater than its trigger price, on the maturity date UBS will pay you a cash payment equal to the principal amount.

As discussed under “Contingent Interest Payment”, if the final price of each underlying asset is also equal to or greater than its interest barrier, UBS will also pay any contingent interest payment otherwise due on the maturity date.

If the Notes are not called and the final price of any underlying asset is less than its trigger price, on the maturity date UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$1,000 × (1 + Underlying Return of the Least Performing Underlying Asset)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your initial investment.

Underlying Return	With respect to each underlying asset, the quotient, expressed as a percentage, of the following formula: Final Price – Initial Price Initial Price
Least Performing Underlying Asset	The underlying asset with the lowest underlying return as compared to any other underlying asset.
Trigger Price(1)	A specified price of each underlying asset that is less than its initial price, equal to a percentage of its initial price, as indicated on the cover hereof.
Interest Barrier(1)	A specified price of each underlying asset that is less than its initial price, equal to a percentage of its initial price, as indicated on the cover hereof.
Initial Price(1)

The initial price of each underlying asset was determined by the calculation agent on the strike date based on observed prices of such underlying asset at the time selected by J.P. Morgan Securities LLC as placement agent, as indicated on the cover hereof. The initial price of each underlying asset may be higher or lower than the closing price of such underlying asset on the strike date or trade date.

Final Price(1)	The arithmetic average of the closing price of each underlying asset on each of the averaging dates.
Averaging Dates(2)	December 23, 2022, December 27, 2022, December 28, 2022, December 29, 2022 and December 30, 2022. We also refer to December 30, 2022 as the valuation date.

(1)	As determined by the calculation agent and as may be adjusted in the case of certain antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
(2)	Subject to postponement by the Calculation Agent as described under “General Terms of the Securities — Market Disruption Events” in the accompanying product supplement.

2

Investment Timeline

Strike Date	The initial price of each underlying asset is determined by the calculation agent based on observed prices of such underlying asset at the time selected by J.P. Morgan Securities LLC as placement agent and the final terms of the Notes are set.
¯
Each Interest Observation Date

If the closing price of each underlying asset (in the case of any interest observation date other than the valuation date) or the final price of each underlying asset (in the case of the valuation date) is equal to or greater than its interest barrier, UBS will pay you the contingent interest payment applicable to such interest observation date on the relevant interest payment date.

If the closing price of any underlying asset (in the case of any interest observation date other than the valuation date) or the final price of any underlying asset (in the case of the valuation date) is less than its interest barrier, UBS will not pay you the contingent interest payment applicable to such interest observation date.

¯
Each Autocall Observation Date	If the closing price of each underlying asset is equal to or greater than its initial price on any autocall observation date, the Notes will be called and UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount. As discussed above, UBS will also pay any contingent interest payment otherwise due on the call settlement date.
¯
Maturity Date

The closing price of each underlying asset is observed on each of the averaging dates and the final price is calculated on the valuation date.

If the Notes are not called and the final price of each underlying asset is equal to or greater than its trigger price, on the maturity date UBS will pay you a cash payment per Note equal to the principal amount.

As discussed above, if the final price of each underlying asset is also equal to or greater than its interest barrier, UBS will also pay any contingent interest payment otherwise due on the maturity date.

If the Notes are not called and the final price of any underlying asset is less than its trigger price, on the maturity date UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$1,000 x (1 + Underlying Return of the Least Performing Underlying Asset)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

You will lose a significant portion or all of your initial investment if the Notes are not called and the final price of any underlying asset is less than its trigger price. You may not receive any contingent interest payments during the term of the Notes. You will be exposed to the market risk of each underlying asset on each interest observation date (including the valuation date) and autocall observation date and any decline in the price of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of any other underlying asset.

3

Observation Dates(1) and Interest Payment Dates(1)(2)

Interest Observation Dates	Interest Payment Dates	Interest Observation Dates	Interest Payment Dates
November 1, 2021*	November 4, 2021**	June 30, 2022*	July 6, 2022**
November 30, 2021*	December 3, 2021**	August 1, 2022*	August 4, 2022**
December 30, 2021*	January 4, 2022**	August 30, 2022*	September 2, 2022**
January 31, 2022*	February 3, 2022**	September 30, 2022*	October 5, 2022**
February 28, 2022*	March 3, 2022**	October 31, 2022*	November 3, 2022**
March 30, 2022*	April 4, 2022**	November 30, 2022*	December 5, 2022**
May 2, 2022*	May 5, 2022**	Valuation Date	Maturity Date
May 31, 2022*	June 3, 2022**
*	This date is also an autocall observation date.
**	This date is also a potential call settlement date.
(1)	Subject to the market disruption event provisions set forth under “General Terms of the Securities — Market Disruption Events” in the accompanying product supplement.
(2)	Three business days following each observation date, except that the contingent interest payment with respect to the valuation date is the maturity date.

4

Key Risks

An investment in any offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the least performing underlying asset. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors regarding the consequences of an investment in the Notes.

Risks Relating to Return Characteristics

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Notes at maturity. If the Notes are not called and the final price of any underlying asset is less than its trigger price, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment that is equal to the underlying return of the least performing underlying asset over the term of the Notes and, in extreme situations, you could lose all of your initial investment.
♦	Contingent repayment of principal amount applies only at maturity — The contingent repayment of the principal amount applies only at maturity. If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them for a loss relative to your initial investment, even if the then-current price of each underlying asset is equal to or greater than its trigger price. You should be willing to hold your Notes to maturity.
♦	You may not receive any contingent interest payments — UBS will not necessarily make contingent interest payments on the Notes and thus contingent interest payments should not be viewed as periodic interest payments. If the closing price of any underlying asset (in the case of any interest observation date other than the valuation date) or the final price of any underlying asset (in the case of the valuation date) is less than its interest barrier, UBS will not pay you the contingent interest payment applicable to such interest observation date. This will be the case even if the closing price of each other underlying asset is equal to or greater than its respective interest barrier on that interest observation date. If the closing price and final price, as applicable, of any underlying asset is less than its interest barrier on each interest observation date, UBS will not pay you any contingent interest payments during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent interest payments coincides with a period of greater risk of principal loss on your Notes.
♦	The initial price of each underlying asset was determined by the calculation agent on the strike date based on observed prices of such underlying asset at the time selected by J.P. Morgan Securities LLC as placement agent may be higher or lower than the closing price of such underlying asset on the strike date or trade date — The initial price of each underlying asset was determined by the calculation agent on the strike date based on observed prices of such underlying asset at the time selected by J.P. Morgan Securities LLC as placement agent. The initial price of each underlying asset may be higher or lower than the closing price of such underlying asset on the strike date or trade date. All things being equal, a lower initial price (relative to the closing price on strike date or trade date) increases the likelihood that the Notes will be automatically called and a higher initial price (relative to the closing price on strike date or trade date) increases the likelihood that the closing price (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) of such underlying asset is less than its trigger price or interest barrier, each of which could adversely affect the market value of, and return on, the Notes. Additionally, because the initial price of each underlying asset was determined by the calculation agent on the strike date based on observed prices of such underlying asset, any hedging or trading activities on or prior to the strike date may have adversely affected the initial prices and, as a result, the trigger prices and interest barriers.
♦	Your potential return on the Notes is limited, you will not participate in any appreciation of any underlying asset and you will not have the same rights as holders of any underlying asset — The return potential of the Notes is limited to the pre-specified contingent interest payments, regardless of the appreciation of the underlying assets. In addition, your return on the Notes will vary based on the number of interest observation dates, if any, on which the requirements of the contingent interest payment have been met prior to an automatic call or maturity. Further, if the Notes are called due to the automatic call feature, you will not receive any contingent interest payments or any other payment with respect to any interest observation date after the applicable call settlement date. Since the Notes could be called as early as the first potential call settlement date, your return on the Notes could be less than if the Notes remained outstanding until maturity. If the Notes are not called, you may be subject to the decline of the least performing underlying asset even though you cannot participate in any appreciation in the price of any underlying asset. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the underlying assets. In addition, as an owner of the Notes, you will not receive or be entitled to receive any dividend payments or other distributions on any underlying asset during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of any payments on your Notes. Similarly, you will not have voting rights or any other rights of a holder of any underlying asset.
♦	Payment at maturity based on averaging over the final averaging dates — The amount payable at maturity, if any, will be calculated by reference to the arithmetic average of the closing prices of each underlying asset on each of the averaging dates. Therefore, in calculating the final price of each underlying asset, beneficial performance of an underlying asset as of some averaging dates may be moderated, or wholly offset, or even reversed by the performance of such underlying asset on other averaging dates. As a result, the payment at maturity you receive, if any, may be less than if it were based solely on the closing price of each underlying asset on the valuation date.
♦	A higher contingent interest payment or lower trigger prices or interest barriers may reflect greater expected volatility of each of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the contingent interest payments, interest barriers and trigger prices, are based, in part, on the expected volatility of each underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the price of each underlying asset. The greater the expected volatility of each of the underlying assets as of the strike date, the greater the expectation is as of that date that the closing price of an underlying asset could be less than its interest barrier on any interest observation date (other than the valuation date) and that the final price of an underlying asset could be less than its trigger price or interest barrier on the valuation date and, as a consequence, indicates an increased risk of not receiving a contingent interest payment and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent interest payment than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower trigger prices and/or interest barriers than those terms on otherwise comparable securities. Therefore, a relatively higher contingent interest payment may indicate an increased risk

5

of loss. Further, relatively lower trigger prices and/or interest barriers may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent interest payments. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose a significant portion or all of your initial investment.
♦	Reinvestment risk — The Notes will be called automatically if the closing price of each underlying asset is equal to or greater than its initial price on any autocall observation date. Conversely, the Notes will not be called if the closing price of any underlying asset is less than its initial price on any autocall observation date, which generally coincides with a period of greater risk of receiving few or no contingent interest payments or principal loss on your Notes. Because the Notes may be called as early as the first potential call settlement date, you should be prepared in the event the Notes are called early. In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs. Generally, however, the longer the Notes remain outstanding, the less likely the Notes will be called due to the decline in the price of one or more underlying assets and the shorter time remaining for the price of each such underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.

Risks Relating to Characteristics of the Underlying Assets

♦	You are exposed to the market risk of each underlying asset — Your return on the Notes is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any one of the underlying assets over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you may receive a negative return equal to the underlying return of the least performing underlying asset if the final price of one underlying asset is less than its trigger price, even if the underlying return of each other underlying asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.
♦	Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of no contingent interest payments and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to a single underlying asset or fewer underlying assets — The risk that you will not receive any contingent interest payments and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one underlying asset or to fewer underlying assets. With more underlying assets, it is more likely that the closing price of an underlying asset will be less than its interest barrier on any interest observation date (other than the valuation date) or that the final price of an underlying asset will be less than its trigger price and interest barrier in the case of the valuation date than if the Notes were linked to a single underlying asset or fewer underlying assets. In addition, the lower the correlation between a pair of underlying assets, the greater the likelihood that one of the underlying assets will decline to a closing price that is less than its interest barrier on any interest observation date (other than the valuation date) or a final price that is less than its trigger price or interest barrier in the case of the valuation date. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the contingent interest rate, trigger prices and interest barriers are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher contingent interest rate and lower trigger prices and interest barriers are generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that you will not receive any contingent interest payments or that the final price of any underlying asset will be less than its trigger price is even greater despite lower interest barriers and trigger prices, respectively. With three underlying assets, it is more likely that the performance of one pair of underlying assets will not be correlated, or will be negatively correlated. Therefore, it is more likely that you will not receive any contingent interest payments, that the final price of any underlying asset will be less than its trigger price and that you will lose a significant portion or all of your initial investment at maturity.
♦	Single equity risk — The price of the underlying assets can rise or fall sharply due to factors specific to each underlying asset and its (each, an “underlying asset issuer”), such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the underlying asset issuers and, therefore, the underlying assets. You, as an investor in the Notes, should conduct your own investigation into the underlying asset issuers and the underlying assets. For additional information regarding the underlying assets, please see “Information About the Underlying Assets” herein and the underlying asset issuers’ SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying asset issuers with the SEC.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the prices of the underlying assets will rise or fall and there can be no assurance that the closing price of each underlying asset will be equal to or greater than its interest barrier on each interest observation date, and, if the Notes are not called, that the final price of each underlying asset will be equal to or greater than its interest barrier and trigger price. The price of each underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect such underlying asset issuer. You should be willing to accept the downside risks of owning equities in general and the underlying assets in particular, and the risk of losing a significant portion or all of your initial investment.
♦	There is no affiliation between the underlying asset issuers and UBS, and UBS is not responsible for any disclosure by such issuers — We and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuers. However, we are not affiliated with the underlying asset issuers and are not responsible for such issuers’ public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying assets and the underlying asset issuers. The underlying asset issuers are not involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. The underlying asset issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the market value of, and any amounts payable on, your Notes.

6

Estimated Value Considerations

♦	The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the prices, volatility and expected dividends on the underlying assets, the correlation of the underlying assets, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Assets — Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We have determined the economic terms of the Notes on the strike date and we may hedge our obligations, at least in part, prior to, on or after the strike date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the prices of the underlying assets; the volatility of the underlying assets; the dividend rate paid on the underlying assets; the correlation of the underlying assets; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid ask spread for the Notes.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

7

Risks Relating to Hedging Activities and Conflicts of Interest

♦	Potential conflict of interest — UBS and its affiliates may engage in business with any underlying asset issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine any amounts owed under the Notes based on the closing price or final price, as applicable, of the underlying assets on any interest observation date, autocall observation date or the valuation date. The calculation agent will determine whether the contingent interest payment is payable to you on any interest payment date and whether the Notes are called and the payment at maturity of the Notes based on observed prices of the underlying assets. The calculation agent may postpone any autocall observation date, interest observation date or averaging dates (including the valuation date) as applicable if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Notes, including the contingent interest payment, trigger prices and interest barriers, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting an underlying asset, the calculation agent may make adjustments to its initial price, interest barrier, trigger price and/or final price, and any other term of the Notes. However, the calculation agent is not required to adjust the terms of the Notes for every corporate event that could affect an underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and any amounts payable on the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Following certain reorganization events relating to an underlying asset issuer where such issuer is not the surviving entity, the determination as to whether the contingent interest payment is payable to you on any interest payment date, whether the Notes are called or the amount you receive at maturity, if any, may be based on the equity security of a successor to such underlying asset issuer in combination with any cash or any other assets distributed to holders of such underlying asset in such reorganization event. If an underlying asset issuer becomes subject to (i) a reorganization event whereby such underlying asset is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates or (iii) such underlying asset is delisted or otherwise suspended from trading, the determination as to whether the contingent interest payment is payable to you on any interest payment date, whether the Notes are called or the amount you receive at maturity, if any, may be based on a substitute security. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Notes and any amounts payable on the Notes. For more information, see the sections “Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any underlying asset, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of any underlying asset, may adversely affect the market price of the underlying assets and, therefore, the market value of, and any amounts payable on, the Notes.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and any amounts payable on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets.

Risks Relating to General Credit Characteristics

♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any payments with respect to an automatic call, contingent interest payment or any contingent repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

8

♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read the section below entitled “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards With Associated Contingent Coupons”, in the accompanying product supplement.

9

Hypothetical Examples of How the Notes Might Perform

The examples below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for the Notes were determined on the strike date and are indicated on the cover hereof; amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 15 months
Contingent Interest Payment:	$6.8333 per Interest Payment Date
Interest Observation Dates:	Monthly
Autocall Observation Dates:	Monthly
Initial Price:
Underlying Asset A: Underlying Asset B:	$100.00 $50.00
Interest Barrier:
Underlying Asset A: Underlying Asset B:	$60.00 (which is equal to 60.00% of its Initial Price) $30.00 (which is equal to 60.00% of its Initial Price)
Trigger Price:
Underlying Asset A: Underlying Asset B:	$60.00 (which is equal to 60.00% of its Initial Price) $30.00 (which is equal to 60.00% of its Initial Price)

Example 1 — The Closing Price of each Underlying Asset is equal to or greater than its Initial Price on the first Autocall Observation Date.

Date	Closing Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	Underlying Asset A: $100.00 (equal to or greater than Initial Price and Interest Barrier) Underlying Asset B: $60.00 (equal to or greater than Initial Price and Interest Barrier)	$1,006.8333 (Principal Amount plus Contingent Interest Payment)
	Total Payment:	$1,006.8333 (0.68333% total return)

Because the closing price of each underlying asset is equal to or greater than its initial price on the first autocall observation date (which is approximately one month after the trade date and is the first interest observation date and autocall observation date), UBS will pay you on the call settlement date a total of $1,006.8333 per Note, reflecting your principal amount plus the applicable contingent interest payment, for a total return of 0.68333% on the Notes. Following an automatic call, no further amount will be owed to you under the Notes.

Example 2 — The Notes are NOT Called and the Final Price of each Underlying Asset is equal to or greater than its Trigger Price and Interest Barrier.

Date	Closing Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	Underlying Asset A: $90.00 (equal to or greater than Interest Barrier; less than Initial Price) Underlying Asset B: $40.00 (equal to or greater than Interest Barrier; less than Initial Price)	$6.8333 (Contingent interest Payment)
Second through Fourteenth Interest Observation Date and Second through Fourteenth Autocall Observation Date	Underlying Asset A: Various (all equal to or greater than Initial Price and Interest Barrier) Underlying Asset B: Various (all less than Initial Price and Interest Barrier)	$0.00
Valuation Date	Underlying Asset A: $90.00* (equal to or greater than Interest Barrier and Trigger Price) Underlying Asset B: $50.00* (equal to or greater than Interest Barrier and Trigger Price)	$1,006.8333 (Principal Amount and Contingent Interest Payment)
	Total Payment:	$1,013.6666 (1.36666% total return)

*       Represents the arithmetic average of the closing price of the underlying asset on each of the averaging dates.

Because the Notes are not called and the final price of each underlying asset is equal to or greater than its trigger price and its interest barrier, at maturity UBS will pay you a total of $1,006.8333 per Note, reflecting your principal amount plus the applicable contingent interest payment. When added to the contingent interest payment of $6.8333 received on the first interest payment date, UBS will have paid you a total of $1,013.6666 per Note for a total return of 1.36666% on the Notes.

10

Example 4 — The Notes are NOT Called and the Final Price of any Underlying Asset is less than its Trigger Price and Interest Barrier.

Date	Closing Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	Underlying Asset A: $90.00 (equal to or greater than Interest Barrier; less than Initial Price) Underlying Asset B: $40.00 (equal to or greater than Interest Barrier; less than Initial Price)	$6.8333 (Contingent interest payment)
Second through Fourteenth Interest Observation Date and Second through Fourteenth Autocall Observation Date	Underlying Asset A: Various (all equal to or greater than Initial Price and Interest Barrier) Underlying Asset B: Various (all less than Initial Price and Interest Barrier)	$0.00
Valuation Date	Underlying Asset A: $40.00* (less than Interest Barrier and Trigger Price) Underlying Asset B: $50.00* (equal to or greater than Interest Barrier and Trigger Price)	$1,000.00 × [1 + Underlying Return of the Least Performing Underlying Asset] = $1,000.00 × [1 + (-60%)] = $1,000.00 × 40% = $400.00 (Payment at Maturity)
	Total Payment:	$406.8333 (59.31667% loss)

*  Represents the arithmetic average of the closing price of the underlying asset on each of the averaging dates.

Because the Notes are not called and the final price of underlying asset A is less than its trigger price and its interest barrier, at maturity you will be exposed to the negative return of the least performing underlying asset and UBS will pay you $400.00 per Note. When added to the contingent interest payment of $6.8333 received in respect of the prior interest observation dates, UBS will have paid you $406.8333 per Note, for a loss on the Notes of 59.31667%.

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not called, you may lose a significant portion or all of your investment. Specifically, if the Notes are not called and the final price of any underlying asset is less than its trigger price, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment.

You will be exposed to the market risk of each underlying asset on each interest observation date (including the valuation date) and autocall observation date, and any decline in the price of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of any other underlying asset. If the Notes are not called and the final price of any underlying asset is less than its trigger price, you will lose a significant portion or all of your initial investment at maturity.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

11

Information About the Underlying Assets

All disclosures contained in this document regarding each underlying asset for the Notes are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying asset. You should make your own investigation into each underlying asset.

Below is a brief description of each underlying asset issuer for the Notes. This information has been obtained from publicly available sources. Set forth below for each underlying asset is a graph that illustrates the past performance for such underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below for each underlying asset from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of any underlying asset as an indication of future performance.

Each underlying asset is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by each underlying asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each underlying asset issuer can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Apple Inc.

According to publicly available information, Apple Inc. (“Apple”) designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, accessories, networking solutions, and third-party digital content and applications. Information filed by Apple with the SEC can be located by reference to its SEC file number: 001-36743, or its CIK Code: 0000320193. Apple’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AAPL”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of Apple’s common stock from January 1, 2011 through September 29, 2021, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of Apple’s common stock on September 29, 2021 was $142.83. The initial price of the underlying asset is $142.2332 and was determined by the calculation agent on the strike date based on observed prices of the underlying asset on the strike date at the time selected by J.P. Morgan Securities LLC as placement agent and may be higher or lower than its closing price on the strike date or trade date. The dotted line represents its interest barrier and trigger price of $85.34, which is equal to 60.00% of its initial price. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Notes.

12

Bristol-Myers Squibb Company

According to publicly available information, Bristol-Myers Squibb Company (“Bristol-Myers Squibb”) is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of biopharmaceutical products. On November 20, 2019, Bristol-Myers Squibb completed its acquisition of Celgene Corporation (“Celgene”) and, as a result, Celgene became a wholly owned subsidiary of Bristol-Myers Squibb. Information filed by Bristol-Myers Squibb with the SEC can be located by reference to its SEC file number: 001-01136, or its CIK Code: 0000014272. Bristol-Myers Squibb’s common stock is listed on the New York Stock Exchange under the ticker symbol “BMY”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of Bristol-Myers Squibb’s common stock from January 1, 2011 through September 29, 2021, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of Bristol-Myers Squibb’s common stock on September 29, 2021 was $60.62. The initial price of the underlying asset is $59.9438 and was determined by the calculation agent on the strike date based on observed prices of the underlying asset on the strike date at the time selected by J.P. Morgan Securities LLC as placement agent and may be higher or lower than its closing price on the strike date or trade date. The dotted line represents its interest barrier and trigger price of $35.97, which is equal to 60.00% of its initial price. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Notes.

90
80
70
60
50
40
30
20
10
0
Jan-2011
Jan-2012
Jan-2013
Jan-2014
Jan-2015
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021

13

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, of the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying assets. If your Notes are so treated, any contingent interest payment that is paid by UBS (including on the maturity date or call settlement date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In determining our information reporting obligations, if any, we intend to treat the contingent interest payments as ordinary income.

In addition, excluding amounts or proceeds attributable to any contingent interest payments, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent interest payment or any amount attributable to any accrued but unpaid contingent interest payments) and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your Notes prior to an interest payment date, but that could be attributed to an expected contingent interest payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

We will not attempt to ascertain whether any underlying asset issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC, upon the taxable disposition of a Note. Both U.S. holders and non-U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by any such entity and consult their tax advisors regarding the possible consequences to them in the event that any such entity is or becomes a PFIC or USRPHC.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences—Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent interest payments and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

14

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent interest payments is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our special U.S. tax counsel is of the opinion that contingent interest payments paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent interest payments. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case such other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code, discussed above, and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

Based on our determination that the Notes are not “delta-one” with respect to any underlying asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting an underlying asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of an underlying asset or the Notes. If you enter, or have entered, into other transactions in respect of an underlying asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

15

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount of $5.00 per $1,000 Principal Amount of Notes. The Agents generally offered Notes at the original issue price to the public, provided that certain fiduciary accounts may have agreed to purchase the Notes for as low as the price specified on the cover hereof and the Agents may have agreed to forgo fees for sales to such fiduciary accounts. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. Further, the fees and commissions described on the cover hereof will not be rebated if the Notes are automatically called. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

16

Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated February 24, 2021 filed on that date with the Securities and Exchange Commission as Exhibit 5.3 to the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated February 24, 2021 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.

17